Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Paul Maier Chief Financial Officer Sequenom, Inc. 858-202-9028 investorrelations@sequenom.com	Rachel Kennedy Media Contact Chandler Chicco Agency 858-449-9575 rkennedy@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2013

Announces Record Revenue for the Quarter

SAN DIEGO, Calif. – November 7, 2013 Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative testing and genetic analysis solutions, today reported total revenues of $44.0 million for the third quarter of 2013, an increase of 26% compared to revenues of $34.9 million for the second quarter of 2013, and an increase of 92% compared to revenues of $22.9 million for the third quarter of 2012.

“We are proud to report record-breaking revenues for the third quarter, which primarily resulted from the continued adoption of the MaterniT21™ PLUS test,” said Harry F. Hixson, Jr., Ph.D., Chairman and CEO of Sequenom. “In October, we marked the second anniversary of the launch of Sequenom Laboratories industry-leading noninvasive prenatal test (NIPT) by announcing additional content for our MaterniT21 PLUS test. We began to report the presence of subchromosomal microdeletions and autosomal trisomies for chromosomes 16 and 22. This expansion of the MaterniT21 PLUS test, as part of our Enhanced Sequencing Series, is the result of our continued investment and further validates the importance and value of our pioneering NIPT testing services to health care professionals and their patients.”

Revenues in the diagnostics services operating segment from the company’s Sequenom Laboratories subsidiary, also doing business as Sequenom Center for Molecular Medicine, were $33.3 million in the third quarter of 2013, up from $24.5 million in the prior quarter and from $12.5 million in the prior year period. For the third quarter 2013, diagnostic revenues accounted for 76% of total revenues, versus 70% in the second quarter of 2013. Revenues from the Sequenom Laboratories operating segment are recorded primarily on a cash basis.

Total tests accessioned increased 87% over the prior year third quarter to 48,300 patient samples during the third quarter of 2013. Approximately 38,600 of those patient samples tested during the third quarter were MaterniT21™ PLUS laboratory-developed test (LDT) samples, compared to approximately 38,000 in the second quarter of 2013, growing 2% sequentially as the laboratory increased its focus on tests with acceptable reimbursement. In the third quarter Sequenom Laboratories implemented a program to reduce the volume of uncompensated Medicaid tests, while continuing to work with state agencies to obtain reimbursement for its tests. As a percentage of the total of MaterniT21 PLUS tests accessioned, Medicaid tests declined from 26% in the second quarter to 21% in the third quarter, with the trend declining to 17% in September.

Collections for diagnostics services improved in the third quarter 2013 compared to the second quarter, with a sequential increase in revenue of 36%. Revenues for services performed in the current quarter improved, and revenues collected for services performed in prior periods improved in the third quarter 2013 compared to the prior quarter. Following is a summary of diagnostic services revenues for the past five quarters:

	(in millions)
	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013
Collections and revenue recorded for services in the quarter	$8.7	$9.5	$10.2	$12.0	$15.0
Collections for services in prior quarters	3.8	11.5	18.9	12.5	18.3

Diagnostic services revenues	$12.5	$21.0	$29.1	$24.5	$33.3

With further experience with its in-house billing system and implementation of coding changes by third-party payors, collections by Sequenom Laboratories improved, particularly for services performed in prior periods. However, along with many other laboratories in the diagnostics industry, Sequenom Laboratories continued to experience delays in receipt of payments from third-party payors. The molecular diagnostics coding changes adopted by CMS, Medicaid and third-party payors at the beginning of 2013 included the elimination and replacement of certain molecular diagnostics billing codes. These changes continue to result in requests by many payors for additional information to process claims for services, which causes delays in receiving payment.

In the second and third quarter of 2013, collections for services in prior quarters included $6.3 million related to services performed in 2012, for a total of $25.2 million collected in 2013 related to services performed prior to 2013 and recorded on the cash basis.

As of September 30, 2013, uncollected amounts outstanding for tests delivered that were not recognized as revenue upon delivery of the test result because the accrual revenue recognition criteria were not met, ranged from approximately $46 million to $51 million. These estimates are net of estimated write-downs and adjustments, and actual revenue will depend upon the reimbursement ultimately to be received for outstanding claims.

Sequenom Laboratories’ international business continues to grow, and contributed 11% of total diagnostic services revenue for the third quarter of 2013.

Third quarter 2013 revenues from the Sequenom Bioscience operating segment (formerly known as the genetic analysis segment) of $10.7 million increased 3% as compared to the same period in 2012, at $10.4 million. In September, the Company announced that it had engaged an investment banker to assist in the evaluation of strategic alternatives for this business segment.

Total cost of revenues increased to $27.0 million for the third quarter of 2013, compared to $24.3 million for the second quarter and $17.5 million for the prior year period. Cost of revenues increased due to the significant increase in Sequenom Laboratories’ test volumes over the prior year and the costs incurred to support increased testing capacity.

Overall gross margin for the third quarter of 2013 was 38% as compared to gross margin of 23% for the third quarter of 2012. This improvement is attributable primarily to the positive contribution from the Sequenom Laboratories business resulting from collections for tests performed in the current and prior quarters and improved efficiencies in processing patient samples. Gross margin for the Sequenom Laboratories business in the third quarter of 2013 was approximately 30%, as compared to a negative gross margin in the third quarter of 2012. Gross margin for the Sequenom Bioscience business for the third quarter of 2013 was 64%, flat as compared to the prior year period.

Selling and marketing expenses declined to $12.4 million for the third quarter of 2013 from $12.7 million year-over-year, resulting primarily from lower compensation costs. Research and development expenses of $10.4 million for the third quarter of 2013 were $1.8 million lower than the $12.2 million in the third quarter of 2012, and down sequentially from research and development expenses of $13.0 million for the second quarter of 2013. The decline was primarily due to the completion of Sequenom Laboratories’ facility in North Carolina in the second quarter, which was used for commercial testing for all of the third quarter, with expenses included in cost of revenues.

General and administrative expenses for the third quarter of 2013 were $14.1 million, as compared to $10.1 million for the third quarter of 2012, primarily due to increased legal expenses associated with patent litigation, increased internal billing costs due to the growth in test volume and increased collection efforts required to collect revenues. General and administrative expense was up sequentially from $12.7 million from the second quarter of 2013.

During the third quarter of 2013, a restructuring charge of $6.0 million was recorded in connection with the elimination of approximately 75 positions, the related exit from a facility the Company had planned to occupy for expansion, and the impairment of certain intangible assets.

Total operating expenses for the third quarter of 2013 were $43.0 million, as compared to total operating expenses of $35.0 million for the third quarter of 2012, and up sequentially from total operating expenses of $39.2 million for the second quarter of 2013. The increase in operating expenses primarily resulted from the $6.0 million restructuring expenses incurred in the third quarter of 2013.

Net loss for the third quarter of 2013 was $28.1 million, or $0.24 per share, as compared to net loss of $30.2 million, or $0.26 per share, for the same period in 2012, and net loss of $31.0 million, or $0.27 per share, for the second quarter of 2013. The adjusted net loss for the third quarter of 2013 was $22.1 million, or $0.19 per share, excluding the restructuring cost.

Net cash used in operating activities was $18.7 million for the third quarter of 2013, compared to $22.6 million in the same period in the prior year and $36.7 million in the second quarter. The improvement was primarily due to increased collections for diagnostic services and improvements in inventory management.

“We are pleased to report that collection of our diagnostic services revenues improved significantly during the third quarter despite the impact of the coding changes and the corresponding delays in reimbursement. We are extremely pleased with the progress of Sequenom Laboratories billing process, which was brought in-house in the second quarter, providing us with improved visibility to the status of our claims and enabling us to respond timely to requests by payors for additional information. We continue to work through these challenges and expect to see additional improvements as we focus on collections during the remainder of 2013,” said Paul V. Maier, Sequenom’s CFO. “We have restructured our operations for renewed efficiencies and reduced the run rate of our operating expenses by approximately $13 million annualized, which will begin to take effect in the fourth quarter.”

Nine Months to Date Results

For the nine months ended September 30, 2013, the Company reported revenues of $117.3 million, an increase of 109% from revenues of $56.0 million for the first nine months of 2012. Revenues in the first nine months of 2013 from the Sequenom Laboratories operating segment grew 242%, while revenues from the Sequenom Bioscience segment were essentially flat in the first nine months of 2013 as compared to the prior year period.

Gross margin for the first nine months of 2013 was 35% of revenues as compared to gross margin of 27% for the first nine months of 2012, a difference primarily attributable to the improved gross margin associated with increased test volumes and collections for Sequenom Laboratories.

Total operating expenses for the first nine months of 2013 were $123.1 million, as compared to total expenses of $98.2 million for the first nine months of 2012. In 2013 we incurred higher general and administrative expenses, primarily as a result of patent litigation, and higher selling and marketing expenses primarily associated with increased headcount to support our efforts to expand test volume and revenue. Restructuring charges of $6.0 million were recorded in 2013. Total stock-based compensation expense was $8.0 million for the first nine months of 2013, down from $9.2 million as compared to the first nine months of 2012.

Net loss for the first nine months of 2013 was $88.5 million, or $0.77 per share, as compared to net loss of $84.3 million, or $0.74 per share, for the same period in 2012, reflecting an increase in costs associated primarily with the growth in test volume of the MaterniT21 PLUS test, patent litigation and restructuring costs. The adjusted net loss for the first nine months of 2013 was $82.5 million, or $0.72 per share, excluding the restructuring cost.

Net cash used in operating activities was $75.0 million for the first nine months of 2013, compared to $65.5 million in the same period in the prior year. This increase included an additional investment of approximately $9.9 million in diagnostic inventory for safety stock to support expanded test capacity and commencement of commercial operations in the Sequenom Laboratories North Carolina facility. While we expect cash burn to fluctuate on a quarterly basis, we expect the cash burn to decline as collections and revenues increase.

The Company also used cash for capital investments of $11.7 million and debt repayments of $5.5 million during the first nine months of 2013. As of September 30, 2013, total cash, cash equivalents, and marketable securities were $84.7 million.

Operational Updates

The annualized run rate for the MaterniT21 PLUS test at the end of the third quarter continued to exceed 150,000 samples, despite the reduction in the Medicaid tests accessioned. Sequenom Laboratories believes it will meet its goal of 150,000 samples for the year. “We believe that we continue to be the market leader in NIPT. Based upon our volume and our understanding of the marketplace, we estimate that we have over 60% unit share of the U.S. high risk pregnancy market,” according to William J. Welch, President and Chief Operating Officer.

Sequenom Laboratories continues negotiations with the payor community. As of September 30, 2013, agreements had been executed that cover approximately 90 million lives for the MaterniT21 PLUS test. Importantly, we are receiving payments as an in-network or out-of-network provider from all of the major national payors.

Last month, Sequenom Laboratories announced an important addition to the MaterniT21 PLUS test, a significant achievement and testament to the laboratory’s ongoing research and development efforts. This improvement, called the Enhanced Sequencing Series, ushers in a new era for noninvasive testing. With the ability to detect subchromosomal changes, the MaterniT21 PLUS test is able to provide content previously undetected from a maternal blood draw. These results can now present health care providers and their patients with information that may have taken months or years to obtain otherwise.

“The Enhanced Sequencing Series affirms the value of using higher content genome-wide massively parallel sequencing, as opposed to targeted approaches,” said Welch. “By using a genome-wide solution,

Sequenom Laboratories is positioned to continue to add future meaningful content in an effective, efficient way.”

In September, Sequenom submitted two Premarket 510(k) Notifications for the IMPACT Dx™ System and the IMPACT Dx™ Factor V Leiden and Factor II Genotyping Tests to the U.S. Food and Drug Administration. The IMPACT Dx System is the clinical laboratory version of the Company’s MassArray® System. Premarket clearance of the IMPACT Dx System will enable the Company to expand from research use only into clinical diagnostics and is expected to facilitate registration of the IMPACT Dx System in international markets.

In the third quarter, Sequenom completed its early access program to enable selected customers to complete studies that validated that the ultrasensitive assay on the MassArray System can detect mutations down to 0.1%. This is another important step in the increased utility of the MassArray System. The Company expects to launch additional research-use-only panels in oncology and rare blood antigen typing.

As previously announced, on October 30, 2013, the U.S. District Court for the Northern District of California issued an order finding that the Lo ’540 patent (U.S. Patent No. 6,258,540) is invalid. The court found that the ‘540 patent combines the discovery of a natural phenomenon, the presence of cell-free paternal DNA in the blood of a pregnant woman, with conventional diagnostic methods. The court concluded that the combination of conventional methods with discovery of a natural phenomenon fails to qualify as patent-eligible subject matter in accordance with Section 101 of the patent code.

“We believe the court’s decision is wrong and misapplies or ignores controlling law”, said Welch. “We believe that Drs. Lo and Wainscoat invented a novel method for detecting paternally inherited fetal DNA in maternal plasma and that their invention is more than just the discovery of a natural phenomenon. We intend to appeal the court’s order to the United States Court of Appeals for the Federal Circuit.”

In August 2013, the United States Court of Appeals for the Federal Circuit, in a 3-0 decision, vacated the District Court’s order denying the Company’s motion for a preliminary injunction and corrected the District Court’s preliminary claim construction. The October 30 summary judgment does not impact the current competitive landscape, as the Company has competed without the benefit of the patent being recognized.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States. To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter and nine months ended September 30, 2013. Management uses non-GAAP financial measures because it believes the appropriate analysis of our performance cannot be effectively considered while incorporating the effect of items and charges that have not been experienced consistently in prior periods. The Company reported the following non-GAAP financial measures: “adjusted net loss” and “adjusted net loss per share.” These non-GAAP financial measures are not in accordance with or an alternative to GAAP.

Adjusted net earnings exclude the impact of charges associated with restructuring our operations including the impairment of intangible assets. Adjusted net loss per share excludes the effect of the same items from net loss per share. Management believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted net income or loss to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Reconciliations of net loss, the GAAP measure most directly comparable to adjusted net loss, and net loss per share, the GAAP measure most directly comparable to adjusted net loss per share, are provided on the attached schedule.

Conference Call Information

A conference call hosted by Harry F. Hixson, Jr., Ph.D., Chairman and CEO, and other members of senior management will take place today, November 7, at 5:00 pm ET (2:00 pm PT) and will be webcast live on the Sequenom website.

To access the live teleconference call, dial 877-883-0383 in the U.S. and Canada, and 412-902-6506 for other international callers. Please use code 1655358. If you are unable to listen to the live webcast, a teleconference replay will be available through Friday, November 29, 2013. Interested parties can access the replay by dialing 877-344-7529 or 412-317-0088 internationally and entering the conference number 10035907. The conference call webcast is accessible through the “Investors” section of the Sequenom Web site at www.sequenom.com/invest. An online replay will be available following the initial broadcast until Friday, November 29, 2013.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genomic and genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostic markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

About Sequenom Laboratories

Sequenom Laboratories, a CAP accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests, with a focus on prenatal and ophthalmological diseases and conditions. Branded under the names SensiGene™, MaterniT21™ PLUS, HerediT™, NextView™ and RetnaGene™, these molecular genetic laboratory-developed tests provide early patient management information for obstetricians, geneticists, maternal fetal medicine specialists and ophthalmologists. Sequenom Laboratories is changing the landscape in genetic disorder diagnostics using proprietary cutting edge technologies.

SEQUENOM®, MaterniT21™ PLUS, SensiGene™, HerediT™, NextView™, RetnaGene™, IMPACT Dx™ and MassArray® are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s estimated range of approximately $46 million to $51 million of uncollected amounts outstanding for tests delivered which were not recognized as revenue upon delivery of the test result and the dependence of actual revenue upon the amount of reimbursement ultimately received, the Company’s expectations and goals regarding the number of samples to be accessioned for the MaterniT21 PLUS test during 2013, the Company’s expectations regarding improvements in reimbursement and collections of diagnostic segment revenues during the remainder of 2013 and the magnitude and timing of such improvements, Sequenom Laboratories’ ongoing negotiations with payors and continuing efforts to sign contracts with payors, the future outcome of Sequenom’s review of potential strategic alternatives for its Bioscience business segment, the potential for Sequenom’s entry into a transaction for the Bioscience business segment, the Company’s plans to add future content to the MaterniT21 PLUS test through the Enhanced Sequencing Series, expected premarket clearance of the IMPACT Dx System and its effect or impact on the Company’s expansion from research into clinical diagnostics and product registration in international markets, the Company’s plans to launch additional research-use-only panels for the MassArray system, the impact of restructuring for operational efficiencies, and the Company’s intention to appeal the court’s order are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market demand for and acceptance and use of technology and tests such as the MaterniT21 PLUS test, reliance upon the collaborative efforts of other parties such as, without limitation, healthcare providers, international marketing partners, distributors and licensees, the Company or third parties obtaining or maintaining regulatory approvals that impact the Company’s business, government regulation particularly with respect to diagnostic products and laboratory developed tests, publication processes, the performance of designed product enhancements, the Company’s ability to develop and commercialize technologies and products, particularly new technologies such as noninvasive prenatal diagnostics, laboratory developed tests, and genetic analysis platforms, the Company’s financial position, the timing and amount of reimbursement that Sequenom Laboratories receives from payors for its laboratory developed tests, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, litigation involving the Company, and other risks detailed from time to time in the Company’s most recently filed Quarterly Report on Form 10-Q, its most recently filed reports on Form 8-K, and its most recently filed Annual Report on Form 10-K, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Diagnostic services	$33,268	$12,501	$86,877	$25,391
Bioscience product sales and services	10,683	10,352	30,423	30,634

Total revenues	43,951	22,853	117,300	56,025

Cost of revenues:
Cost of diagnostic services	23,242	13,836	64,955	30,114
Cost of bioscience product sales and services	3,800	3,711	10,958	10,832

Total cost of revenues	27,042	17,547	75,913	40,946

Gross margin	16,909	5,306	41,387	15,079

Operating expenses:
Selling and marketing	12,400	12,652	39,509	33,639
Research and development	10,415	12,189	37,268	37,103
General and administrative	14,131	10,126	40,349	27,425
Restructuring costs	6,018	—	6,018	—

Total operating expenses	42,964	34,967	123,144	98,167

Loss from operations	(26,055)	(29,661)	(81,757)	(83,088)
Interest expense, net	(2,106)	(600)	(6,396)	(1,146)
Other income (expense), net	111	44	(134)	(1)

Loss before income taxes	(28,050)	(30,217)	(88,287)	(84,235)
Income tax expense	(98)	(20)	(244)	(42)

Net loss	$(28,148)	$(30,237)	$(88,531)	$(84,277)

Net loss per common share, basic and diluted	$(0.24)	$(0.26)	$(0.77)	$(0.74)

Weighted average number of shares outstanding, basic and diluted	115,592	114,712	115,255	113,263

SEQUENOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash, cash equivalents and marketable securities	$84,713	$175,942
Accounts receivable, net	8,620	7,887
Inventories	20,234	10,570
Other current assets and prepaid expenses	4,194	3,075

Total current assets	117,761	197,474
Property, equipment and leasehold improvements, net	29,907	33,494
Other assets	17,156	17,987

Total assets	$164,824	$248,955

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$15,403	$16,469
Accrued expenses	24,832	24,507
Long-term debt and obligations, current portion	7,631	7,601
Other current liabilities	4,341	2,713

Total current liabilities	52,207	51,290
Long-term liabilities	143,646	149,658
Total stockholders’ equity (deficit)	(31,029)	48,007

Total liabilities and stockholders’ equity (deficit)	$164,824	$248,955

SEQUENOM, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS (1) (2)

(Unaudited)

(in thousands, except amounts per share)

	Three Months Ended September 30,
	2013		2012
	Amount	Per Share	Amount	Per Share
GAAP net loss	$(28,148)	$(0.24)	$(30,237)	$(0.26)
Reconciling item:
Restructuring costs (2)	6,018	0.05	—	—

Adjusted net loss	$(22,130)	$(0.19)	$(30,237)	$(0.26)

	Nine Months Ended September 30,
	2013		2012
	Amount	Per Share	Amount	Per Share
GAAP net loss	$(88,531)	$(0.77)	$(84,277)	$(0.74)
Reconciling item:
Restructuring costs (2)	6,018	0.05	—	—

Adjusted net loss	$(82,513)	$(0.72)	$(84,277)	$(0.74)

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.